FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1

NATIONSBANK NET INCOME REACHED $762 MILLION
IN SECOND QUARTER 1997

CHARLOTTE, NC, July 14, 1997 -- NationsBank second-quarter net income increased 26 percent from the year-ago quarter to $762 million, or $1.05 per common share, demonstrating the company's ongoing earnings momentum and benefit from recent acquisitions.

"Core revenue growth, stable credit quality and continued expense containment throughout the company drove this quarter's solid performance," said Hugh L. McColl Jr., chief executive officer. "We are very pleased with expense trends, which can be attributed mainly to the successful integration of Boatmen's Bancshares."

Net income for the first six months of 1997 rose 31 percent to $1.47 billion, or $2.02 per common share. This compared to net income of $1.12 billion, or $1.85 per common share, in the first six months of 1996. Excluding a merger-related charge in the first quarter of 1996, operating net income and earnings per share for the first six months of 1996 were $1.20 billion and $1.98, respectively.

Second quarter 1997 results include the impact of internal growth and several acquisitions completed in 1996 and early 1997, primarily the acquisition of Boatmen's Bancshares Inc. on Jan. 7, 1997.

Earnings Highlights (second quarter 1997 compared to second quarter 1996
-------------------
results)
*    Cash basis earnings (net income excluding amortization of intangibles)
     were $1.21 per common share, up 15 percent from $1.05 per share
* Tangible return on average tangible common shareholders' equity increased 859 basis points to 30.59 percent, from 22.00 percent
*    Investment banking income grew 73 percent, pushing noninterest income to $1.2 billion
*    Net charge-offs as a percentage of average loans remained stable at .49 percent
Reported Earnings
-----------------
NationsBank earned $762 million in the second quarter of 1997. This represented a 26-percent increase over the $605 million earned in the second quarter 1996. Earnings per common share for the second quarter 1997 rose 5 percent to $1.05, from $1.00 in the year-ago quarter. Return on average common shareholders' equity was 15.25 percent in the second quarter 1997, down from 18.00 percent in the year-ago quarter, due primarily to the equity issued in the Boatmen's Bancshares Inc. acquisition.

Cash Basis Earnings
-------------------
Cash basis earnings increased 37 percent to $873 million in the second quarter of 1997, or $1.21 per common share. This compares to $637 million, or $1.05 per common share, in the second quarter 1996. The tangible return on average tangible common shareholders' equity rose to 30.59 percent in the second quarter 1997, from 22.00 percent in the year-ago quarter.

Net Interest Income
-------------------
In the second quarter of 1997, taxable-equivalent net interest income increased 25 percent to $2.02 billion. The growth was achieved through a 20-percent increase in average loans and leases and a 27-basis-point expansion in the net interest yield. The continuing improvement in the net interest yield to 3.89 percent from 3.62 percent is the result of higher yields on the loan and lease portfolio, coupled with deposit expense management efforts.

Noninterest Income
------------------
Noninterest income rose 27 percent to $1.17 billion in the second quarter of 1997. This growth was attributable primarily to higher levels of income from deposit accounts, asset management and fiduciary service fees and investment banking fees.

Efficiency
----------
In the second quarter of 1997, the cash basis efficiency ratio (excluding amortization of intangibles) improved approximately 130 basis points to 53.0 percent, compared to 54.3 percent in the second quarter 1996. Including the amortization of intangibles, the efficiency ratio was 56.5 percent in the second quarter 1997.

Credit Quality
--------------
Total nonperforming assets were $1.27 billion on June 30, 1997, or .84 percent of net loans, leases and factored receivables and other real estate owned, compared to .80 percent of net levels on June 30, 1996. The allowance for credit losses totaled $2.79 billion at quarter-end, equaling 250 percent of nonperforming loans, compared to $2.29 billion, or 268 percent, one year earlier. In the second quarter of 1997, provision for credit losses was $190 million, covering net charge-offs of $184 million. Net charge-offs for the quarter equaled .49 percent of average net loans, leases and factored receivables, stable when compared to the second quarter 1996.

Capital Strength
----------------
Total shareholders' equity was $20.0 billion on June 30, 1997.  This represented
8.31 percent of period-end assets, compared to 7.29 percent at June 30, 1996. Book value per common share rose to $27.99 at the end of the second quarter 1997. In the second quarter of 1997, NationsBank repurchased approximately 16 million common shares, plus an additional 13 million common shares related to corresponding issuances for general corporate purposes such as associate stock option plans.

NationsBank Corporation, headquartered in Charlotte, N.C., is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. As of June 30, 1997, NationsBank had total assets of $240 billion.

NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS


                                       THREE MONTHS        SIX MONTHS
                                       ENDED JUNE 30      ENDED JUNE 30
                                       1997      1996     1997     1996(1)
    FINANCIAL SUMMARY
    (In millions except per-share data)

    Net income                         $762      $605   $1,471   $1,118
     Earnings per common share         1.05      1.00     2.02     1.85
     Fully diluted earnings
      per common share                 1.02       .99     1.96     1.82
    Cash basis earnings (2)             873       637    1,683    1,176
     Cash basis earnings per share     1.21      1.05     2.31     1.95
     Cash basis fully diluted
     per share                         1.17      1.04     2.24     1.92
    Average common shares issued    720.020   600.924  725.188  600.741
    Average fully diluted common
     shares issued                  743.629   610.742  750.194  610.802
    Price per share of common
     stock at period end           $64.5625  $41.3125 $64.5625 $41.3125
    Common dividends paid               237       175      482      349
    Common dividends paid per share     .33       .29      .66      .58
    Preferred dividends paid              3         4        7        8

    EARNINGS SUMMARY
    (Taxable-equivalent in millions)

    Net interest income              $2,017    $1,611   $3,995   $3,195
    Provision for credit losses        (190)     (155)    (380)    (310)
    Gains (losses) on sales
     of securities                       29        (6)       72        8
    Noninterest income                1,165       917     2,278    1,802
    Other real estate owned expense      (4)       (7)       (2)      (7)
    Noninterest expense              (1,798)   (1,405)   (3,608)  (2,917)

    Income before income taxes        1,219       955     2,355    1,771
    Income taxes - including
     FTE adjustment*                    457       350       884      653
    Net income                         $762      $605    $1,471   $1,118

    *FTE adjustment                     $29       $24       $57      $51

    AVERAGE BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net          $148.113  $123.726  $147.400 $123.504
    Managed loans and leases, net   153.353   127.317   152.819  126.660
    Securities held for investment    1.647     3.731     1.782    4.012
    Securities available for sale    20.851    18.328    20.796   20.662
    Total securities                 22.498    22.059    22.578   24.674
    Earning assets                  208.004   178.588   208.423  182.077
    Total assets                    240.508   202.796   241.352  205.707
    Noninterest-bearing deposits     31.310    24.601    30.821   23.905
    Interest-bearing deposits       103.351    85.387   103.997   84.542
    Total deposits                  134.661   109.988   134.818  108.447
    Shareholders' equity             20.057    13.552    20.354   13.348
    Common shareholders' equity      19.952    13.438    20.214   13.238


    OTHER FINANCIAL DATA

    Net interest yield                 3.89%     3.62%     3.86%    3.52%
    Return on average assets           1.27      1.20      1.23     1.09
    Return on average
     tangible assets                   1.51      1.28      1.46     1.16
    Return on average common
     shareholders' equity             15.25     18.00     14.60    16.87
    Return on average tangible
     common shareholders' equity      30.59     22.00     28.41    20.58
    Total equity to assets ratio
     (period end)                      8.31      7.29      8.31     7.29
    Gross charge-offs (in millions)    $259      $224      $510     $434
    Net charge-offs (in millions)       184       157       368      312
     % of average loans, leases and
     factored accounts receivable, net  .49%      .50%      .50%     .50%
    Managed credit card net charge-offs
     as a % of average managed credit
     card receivables                  6.26%     4.36%     6.18%    4.08%
    Efficiency ratio                  56.48     55.57     57.51    56.00
    Cash basis efficiency ratio       53.00     54.31     54.13    54.83

    (1) 1996 results included a merger-related charge of $118 million($77 million, net of tax, or $.13 per common share).
    (2) Cash basis earnings equal net income excluding amortization of intangibles.
                                                        JUNE 30
                                                     1997      1996
    BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net                        $149.320  $122.643
    Securities held for investment                  1.548     3.304
    Securities available for sale                  19.716    15.806
    Total securities                               21.264    19.110
    Earning assets                                209.947   173.654
    Factored accounts receivable                    1.126     1.062
    Mortgage servicing rights                       1.196      .862

    Goodwill, core deposit and
     other intangibles                              8.570     1.891
    Total assets                                  240.362   192.308
    Noninterest-bearing deposits                   34.251    24.242
    Interest-bearing deposits                     100.798    83.882
    Total deposits                                135.049   108.124
    Shareholders' equity                           19.970    14.025
    Common shareholders' equity                    19.909    13.905
     Per common share (not in billions)             27.99     23.09

    RISK-BASED CAPITAL
     Tier 1 capital                               $13.122   $11.971
     Tier 1 capital ratio                            6.83%     7.58%
     Total capital                                $21.737   $18.847
     Total capital ratio                            11.32%    11.93%

    Leverage ratio                                   6.05%     6.64%

    Common shares issued (in millions)            711.404   602.166

    Allowance for credit losses                    $2.790    $2.292
    Allowance for credit losses
     as % of net loans, leases
     and factored accounts receivable                1.85%     1.85%
    Allowance for credit losses
     as % of nonperforming loans                   249.66    268.34
    Nonperforming loans                            $1.117     $.854
    Nonperforming assets                            1.267      .992
    Nonperforming assets as % of:
     Total assets                                     .53%      .52%
     Net loans, leases, factored accounts
      receivable and other real estate owned          .84%      .80%

    OTHER DATA

    Full-time equivalent headcount                 79,336    62,137
    Banking centers                                 2,630     1,948
    ATMs                                            5,931     3,333

    BUSINESS UNIT RESULTS - Three months ended June 30, 1997
    (in millions)

                         General Bank   Global Finance   Financial Services
                         ------------   --------------   ------------------
    Total revenue         $2,303  73%      $682  22%          $167   5%
    Net income               478  63%       225  30%            33   4%
    Return on average
     tangible equity          29%            22%                13%
    Average loans and
     leases, net         $97,017  65%   $42,889  29%        $8,542   6%